Exhibit (a)(5)(C)
For immediate release:
November 30, 2007

Pfizer Contacts:
Shreya Prudlo (media)
212-733-4889
shreya.prudlo@pfizer.com

Jennifer Davis (investors)
212-733-0717
jennifer.davis@pfizer.com

Coley Contacts:
Susan Hager (investors)
781-431-9019
Shager@coleypharma.com

Karen Bergman (media)
650-575-1509
kbergman@bccpartners.com
PFIZER INC COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF
COLEY PHARMACEUTICAL GROUP, INC.
NEW YORK, NY, November 30 — Pfizer Inc (NYSE:PFE) today announced the commencement of its cash tender offer for all outstanding shares of common stock of Coley Pharmaceutical Group, Inc. (Nasdaq:COLY) for $8.00 per share. The tender offer is being made pursuant to an Offer to Purchase, dated November 30, 2007, and in connection with the Agreement and Plan of Merger, dated November 15, 2007, by and among Pfizer, Corvette Acquisition Corp., an indirect wholly owned subsidiary of Pfizer, and Coley, which Pfizer and Coley announced on November 16, 2007.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, December 28, 2007, unless the tender offer is extended. Following the completion of the tender offer and, if required, receipt of approval by Coley’s shareholders, Pfizer expects to consummate a merger in which remaining Coley shareholders will receive the same cash price per share as paid in the tender offer. The tender offer and merger are subject to customary closing conditions, including the acquisition by Pfizer of a majority of Coley’s shares in the tender offer and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
As part of the transaction, Pfizer has entered into an agreement with certain shareholders of Coley pursuant to which such shareholders have committed to accept the tender offer and to tender all Coley shares owned by them, which represent approximately 27 percent of the outstanding shares.

The Depositary and Paying Agent for the tender offer is Computershare Trust Company, N.A., c/o Computershare Shareholder Services, Inc., P.O. Box 43011, Providence, RI 02940-3014, Attn: Corporate Actions. The Dealer Manager for the tender offer is Lazard Frères & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020. The Information Agent for the tender offer is Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038.
Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement and related materials. Coley shareholders are advised to read the tender offer statement and related materials, which will be filed by Pfizer with the U.S. Securities and Exchange Commission (the “SEC”). The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) to be filed by Pfizer with the SEC and the solicitation/recommendation statement to be filed by Coley with the SEC will contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation/recommendation statement will be mailed to all Coley shareholders of record.
The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, or by calling toll-free (800) 546-8249, and may also be obtained at no charge at www.pfizer.com and www.coleypharma.com and the website maintained by the SEC at http://www.sec.gov.
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DISCLOSURE NOTICE: The information contained in this release is as of November 30, 2007. Pfizer assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.
Some statements in this release may constitute forward-looking statements. Pfizer cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the tender offer may not be completed or the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. A description of risks and uncertainties that may affect Pfizer’s results and operations can be found in the Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in its reports on Forms 10-Q and 8-K.